Exhibit 99.1

August 15, 2008 VIA FAX AND FEDERAL EXPRESS Christopher Greene Vice President, Corporate Trust The Bank of New York 101 Barclay Street, Floor 8W New York, NY 10286
Re: HLTH Corporation 3 1/8% Convertible Notes due 2025
Dear Mr. Greene:
     As you know, we represent HLTH Corporation (the “Company” or “HLTH”) and write concerning the Company’s 3 1/8% convertible notes due 2025 (the “Notes”), issued under the Indenture dated as of August 30, 2005 between HLTH and The Bank of New York as the Indenture Trustee (the “Indenture”). We have previously forwarded to you HLTH’s June 19, 2008 Current Report on Form 8-K that addressed a June 17, 2008 letter that a law firm, claiming to represent certain holders of the Notes, sent to HLTH and to The Bank of New York as the Indenture Trustee, enclosing purported “notices of default” (the “Notice Letter”), allegedly in connection with the proposed merger (“Proposed Merger”) between HLTH with and into its subsidiary WebMD Health Corp. The purpose of this letter is to summarize why HLTH does not believe that any default has occurred or will occur under the Indenture.
There Can Be No “Event of Default” Until After the Proposed Merger
     Any purported “notice of default” contained in the Notice Letter is premature and invalid under the Indenture. The Notice Letter asserts a “default” by claiming that HLTH’s intentions regarding future obligations under the Indenture constitute an “anticipatory breach.” But there is no such animal under indenture law. Noteholders only have the rights expressly granted to them in the indenture. Metropolitan Life Ins. Co. v. RJR Nabisco, Inc., 716 F. Supp 1504 (S.D.N.Y. 1989). Section 6.01 of the Indenture enumerates the various circumstances that constitute a default. As is standard in most indentures, it contains no provision for noteholders to claim an “anticipatory breach” as a type of default.
     Where, as here, the indenture specifies what constitutes an event of default but does not include “anticipatory breach,” courts have consistently ruled that anticipatory defaults are not an

“event of default.” See Acacia Nat. Life Ins. Co. v. Kay Jewelers, Inc., 203 A.D.2d 40, 43 (N.Y. App. Div. 1994) (holding that even if an issuer states its intention not to comply with a future obligation under an Indenture, this cannot constitute a breach or a default before the events triggering the obligation actually occur); Elliot Assocs., L.P. v. Bio-Responses, Inc., 1989 WL 55070, at *4 (Del. Ch. May 23, 1989) (applying New York Law) (noting that an anticipatory-breach claim “would not constitute a default under the terms of the Indenture since the [Defaults section] does not list anticipatory repudiation as an event of default”); Peak Partners, LP v. Republic Bank, 191 Fed. Appx. 118, 123 (3d Cir. 2006) (holding that events that created a high likelihood of default were insufficient to satisfy the event-of-default requirement in an indenture). And any default notice based on an “anticipatory breach” theory is invalid. See Elliot Assocs., 1989 WL 55070, at *3-4.
     The Indenture specifically prohibits the Noteholders from prematurely declaring the types of default they are trying to declare at this point in time. They complain about HLTH’s alleged non-compliance with two provisions that create specific timetables for their performance—all of which are in the future.
     First, the Noteholders’ counsel requests a Change-in-Control Notice. As demonstrated below, the Noteholders’ counsel is wrong in claiming that the Proposed Merger will constitute a Change in Control. But even if it did, under Indenture Section 3.09, a Change-in-Control Notice is due 30 days after a triggering event. Indeed, post-event trading history is part of the definition of “Change in Control.” See Indenture Section 3.09 (X). The Proposed Merger has not closed yet, and HLTH has 30 days after closing to send out any required Change-in-Control notice. And only after those 30 days elapse, could the Noteholders file a Notice of Default with the Trustee. See Indenture Section 6.01(d) (discussing when an issuer’s failure to provide a Change-in-Control notice can become an “Event of Default”).
     Second, the Noteholders’ counsel requests a conversion-rate adjustment under Sections 10.06(c) or (d) for the cash portion of the merger consideration that will be payable in connection with the Proposed Merger. This request for a conversion-rate adjustment is in addition to the Section 10.13 merger-consideration adjustment that the Company will be providing to the Noteholders. The Noteholders’ notice of default on this provision is premature: under Indenture Sections 10.06(c) and (d), the Company is required to make the conversion-rate adjustment “at the close of business on the Record Date” with respect to any applicable dividend or distribution. As explained below, HLTH does not believe that the future merger-consideration payment will trigger these sections. But even if it did, the Proposed Merger has not occurred yet, and therefore, no Section 10.06 conversion-adjustment could be due. And if and when a Section 10.06 conversion adjustment becomes due, then the Noteholders will have to follow the Default procedure set forth in Section 6.01(c): Noteholders of at least 25% of the securities (or the Trustee) will have to notify the Company and the Trustee of such a Section 6.01(c) default, and demand that the Company remedy the default. And then, this default must remain outstanding and not be cured by the Company for 60 days before it can become an “Event of Default” under the Indenture. Only after that time will the Noteholders be able to file a Notice of Default.

     Thus, under well-established indenture law and the plain terms of the Indenture, the Notice Letter is without legal effect.
Noteholders’ Claims, Even if They Were Timely, Are Without Merit
     The Noteholders’ default notice is not only procedurally flawed, it also has no merit. They claim in the Notice Letter that they are entitled to a double-dip conversion-rate adjustment or a Change-in-Control adjustment. As we have previously explained to the Noteholders’ attorney, the Proposed Merger will trigger neither a Change in Control under Section 3.09, nor a conversion-rate adjustment under Sections 10.06(c) or (d).
     Change in Control
     We disagree with several aspects of the Noteholders’ counsel’s Change-in-Control argument.
     First, Section 3.09 expressly excludes mergers between the Company and any of its subsidiaries from the Change-in-Control definition. Section 3.09(a) provides that a change in control occurs when “any person acquires beneficial ownership . . . through a . . . merger . . . of shares of the Company’s capital stock entitling the person to exercise 50% of more of the total voting power . . . other than an acquisition by . . . any of its subsidiaries . . . .” (emphasis added). Section 1.01 defines “subsidiary” as “a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by the Company . . . .” The Company is the majority owner of WebMD; therefore, the Company’s merger into WebMD will not trigger a Change in Control.
     Merrill Lynch analysts independently reached a similar conclusion. In a February 21, 2008 report titled, “HLTH change-in-control not triggered (unfortunately),” the analysts state that “[b]ased on our interpretation of the [Company’s] indentures, we believe that the proposed merger between HLTH Corp and WebMD does not trigger the change-in-control par put . . . , given that WebMD is a majority-owned subsidiary of HLTH Corp . . . .”
     Second, the provision the Noteholders’ counsel apparently relies on, Section 3.09(b), applies to “the conveyance, sale, transfer or lease . . . of [the Company’s] assets.” Mergers, on the other hand, are dealt with in Section 3.09(a), as noted above, and not in Section 3.09(b). And a merger is not a conveyance, sale, transfer or lease of assets. Accordingly, Section 3.09(b) cannot apply.
     Conversion-Rate Adjustment
     In the Proposed Merger, the Company’s shareholders will receive a combination of cash and WebMD stock as merger consideration. Section 10.13 provides the mechanism for adjusting the conversion rate in the event of a merger. See Section 10.13 (“Upon . . . any consolidation, merger or combination of the Company with another Person as a result of which . . . [shareholders] shall be entitled to receive stock, securities or other property or assets (including cash) . . . .”) (emphasis added). And the formula provided in Section 10.13 specifically accounts for merger consideration paid in cash. Id. Thus, the Proposed Merger’s cash component is expressly addressed by Section 10.13. The Noteholders’ counsel is incorrect that Section 10.06(c) or 10.06(d) also applies. Sections 10.06(c) and 10.06(d) apply to distributions, not merger consideration. The Company is not paying a distribution; it is paying merger consideration, which is addressed in Section 10.13.
     Even if the merger consideration somehow could be deemed a non-merger distribution, Sections 10.06(c) and 10.06(d) still would not apply. These sections would apply only if the Company were to make a distribution to “all” its shareholders. Under the Indenture, WebMD—as the surviving company and the successor obligor—would become the “Company” following the merger. See Indenture § 1.01 (“‘Company’ means the party named as such above until a successor replaces it . . . and thereafter means the successor.”). The merger consideration will be paid only to those post-merger WebMD shareholders who had been HLTH shareholders. Thus, the Company will only be making a distribution to some of its shareholders—but not “all” of them, as Sections 10.06(c) and 10.06(d) require.
     Please do not hesitate to contact me if you have any questions or would like any additional information.

Sincerely,
/s/ Spencer D. Klein

Spencer D. Klein

cc: Lewis H. Leicher, Esq.